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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                                  Opsware, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    545735102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 18 Pages
                       Exhibit Index Contained on Page 17

CUSIP No. 545735102                                           Page 2 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Partners IV, L.P. ("BCP IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        5,572,246   shares,   except  that   Benchmark   Capital
                        Management  Co. IV,  L.L.C.  ("BCMC  IV"),  the  general
                        partner  of BCP IV,  may be deemed to have sole power to
                        vote   these    shares,    and    Alexandre    Balkanski
                        ("Balkanski"),  David  M.  Beirne  ("Beirne"),  Bruce W.
                        Dunlevie  ("Dunlevie"),  J. William  Gurley  ("Gurley"),
                        Kevin R. Harvey  ("Harvey"),  Robert C. Kagle ("Kagle"),
                        Andrew S. Rachleff  ("Rachleff")  and Steven M. Spurlock
                        ("Spurlock"),  the  members of BCMC IV, may be deemed to
                        have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               5,572,246  shares,  except  that  BCMC IV,  the  general
    WITH                partner  of BCP IV,  may be deemed to have sole power to
                        dispose  of  these  shares,   and   Balkanski,   Beirne,
                        Dunlevie,  Gurley, Harvey, Kagle, Rachleff and Spurlock,
                        the  members  of BCMC IV,  may be deemed to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,572,246
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 545735102                                           Page 3 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV, L.P. ("BFF IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,038,500  shares,  except  that  BCMC IV,  the  general
                        partner  of BFF IV,  may be deemed to have sole power to
                        vote these  shares,  and  Balkanski,  Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC IV, may be deemed to have  shared  power
                        to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,038,500  shares,  except  that  BCMC IV,  the  general
    WITH                partner  of BFF IV,  may be deemed to have sole power to
                        dispose  of  these  shares,   and   Balkanski,   Beirne,
                        Dunlevie,  Gurley, Harvey, Kagle, Rachleff and Spurlock,
                        the  members  of BCMC IV,  may be deemed to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,038,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 545735102                                           Page 4 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV-A, L.P. ("BFF IV-A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        283,842 shares, except that BCMC IV, the general partner
                        of BFF IV-A,  may be  deemed to have sole  power to vote
                        these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
                        Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
                        BCMC IV,  may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               283,842 shares, except that BCMC IV, the general partner
    WITH                of BFF IV-A may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC IV, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      283,842
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 545735102                                           Page 5 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV-B, L.P. ("BFF IV-B")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        62,039 shares,  except that BCMC IV, the general partner
                        of BFF IV-B,  may be  deemed to have sole  power to vote
                        these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
                        Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
                        BCMC IV,  may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               62,039 shares,  except that BCMC IV, the general partner
    WITH                of BFF IV-B, may be deemed to have sole power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC IV, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      62,039
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 545735102                                           Page 6 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Management Co. IV, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        7,956,627  shares, of which 5,572,246 are directly owned
                        by BCP  IV,  2,038,500  are  directly  owned  by BFF IV,
                        283,842 are directly owned by BFF IV-A and 62,039 shares
                        are  directly  owned by BFF IV-B.  BCMC IV, the  general
                        partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, may be
                        deemed  to have sole  power to vote  these  shares,  and
                        Balkanski,  Beirne,  Dunlevie,  Gurley,  Harvey,  Kagle,
                        Rachleff  and  Spurlock,  the members of BCMC IV, may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               7,956,627  shares, of which 5,572,246 are directly owned
    WITH                by BCP  IV,  2,038,500  are  directly  owned  by BFF IV,
                        283,842 are directly owned by BFF IV-A and 62,039 shares
                        are  directly  owned by BFF IV-B.  BCMC IV, the  general
                        partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, may be
                        deemed to have sole power to  dispose  of these  shares,
                        and Balkanski,  Beirne, Dunlevie, Gurley, Harvey, Kagle,
                        Rachleff  and  Spurlock,  the members of BCMC IV, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,956,627
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 545735102                                           Page 7 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alexandre Balkanski
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      French Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        661,671  shares,  all of which are  directly  owned by a
                        trust,  and Balkanski,  as trustee of the trust,  may be
                        deemed to have sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,956,627  shares, of which 5,572,246 are directly owned
  OWNED BY              by BCP  IV,  2,038,500  are  directly  owned  by BFF IV,
    EACH                283,842 are directly owned by BFF IV-A and 62,039 shares
  REPORTING             are directly  owned by BFF IV-B.  BCMC IV is the general
   PERSON               partner of BCP IV,  BFF IV,  BFF IV-A and BFF IV-B,  and
    WITH                Balkanski,  a member  of BCMC IV,  may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        661,671  shares,  all of which are  directly  owned by a
                        trust,  and Balkanski,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,956,627 shares, of which 5,572,246 are directly owned by BCP IV, 2,038,500 are directly owned by BFF IV, 283,842 are directly owned by BFF IV-A and 62,039 shares are directly owned by BFF IV-B. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Balkanski, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,618,298
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 545735102                                           Page 8 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      David M. Beirne
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        105,835  shares,  all of which are  directly  owned by a
                        trust,  and  Beirne,  as trustee  of the  trust,  may be
                        deemed to have sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,956,627  shares, of which 5,572,246 are directly owned
  OWNED BY              by BCP  IV,  2,038,500  are  directly  owned  by BFF IV,
    EACH                283,842 are directly owned by BFF IV-A and 62,039 shares
  REPORTING             are directly  owned by BFF IV-B.  BCMC IV is the general
   PERSON               partner of BCP IV,  BFF IV,  BFF IV-A and BFF IV-B,  and
    WITH                Beirne,  a member  of BCMC  IV,  may be  deemed  to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        105,835  shares,  all of which are  directly  owned by a
                        trust,  and Balkanski,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,956,627 shares, of which 5,572,246 are directly owned by BCP IV, 2,038,500 are directly owned by BFF IV, 283,842 are directly owned by BFF IV-A and 62,039 shares are directly owned by BFF IV-B. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Beirne, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,062,462
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 545735102                                           Page 9 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Bruce W. Dunlevie
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        374,176  shares,  all of which are  directly  owned by a
                        trust,  and  Dunlevie,  as trustee of the trust,  may be
                        deemed to have sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,956,627  shares, of which 5,572,246 are directly owned
  OWNED BY              by BCP  IV,  2,038,500  are  directly  owned  by BFF IV,
    EACH                283,842 are directly owned by BFF IV-A and 62,039 shares
  REPORTING             are directly  owned by BFF IV-B.  BCMC IV is the general
   PERSON               partner of BCP IV,  BFF IV,  BFF IV-A and BFF IV-B,  and
    WITH                Dunlevie,  a member  of BCMC IV,  may be  deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        374,176  shares,  all of which are  directly  owned by a
                        trust,  and  Dunlevie,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,956,627 shares, of which 5,572,246 are directly owned by BCP IV, 2,038,500 are directly owned by BFF IV, 283,842 are directly owned by BFF IV-A and 62,039 shares are directly owned by BFF IV-B. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,330,803
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 545735102                                          Page 10 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      J. William Gurley
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        105,835 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,956,627  shares, of which 5,572,246 are directly owned
  OWNED BY              by BCP  IV,  2,038,500  are  directly  owned  by BFF IV,
    EACH                283,842 are directly owned by BFF IV-A and 62,039 shares
  REPORTING             are directly  owned by BFF IV-B.  BCMC IV is the general
   PERSON               partner of BCP IV,  BFF IV,  BFF IV-A and BFF IV-B,  and
    WITH                Gurley,  a member  of BCMC  IV,  may be  deemed  to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        105,835 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,956,627 shares, of which 5,572,246 are directly owned by BCP IV, 2,038,500 are directly owned by BFF IV, 283,842 are directly owned by BFF IV-A and 62,039 shares are directly owned by BFF IV-B. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Gurley, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,062,462
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 545735102                                          Page 11 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kevin R. Harvey
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        329,176  shares,  all of which are  directly  owned by a
                        trust,  and  Harvey,  as trustee  of the  trust,  may be
                        deemed to have sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,956,627  shares, of which 5,572,246 are directly owned
  OWNED BY              by BCP  IV,  2,038,500  are  directly  owned  by BFF IV,
    EACH                283,842 are directly owned by BFF IV-A and 62,039 shares
  REPORTING             are directly  owned by BFF IV-B.  BCMC IV is the general
   PERSON               partner of BCP IV,  BFF IV,  BFF IV-A and BFF IV-B,  and
    WITH                Harvey,  a member  of BCMC  IV,  may be  deemed  to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        329,176  shares,  all of which are  directly  owned by a
                        trust,  and  Harvey,  as trustee  of the  trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,956,627 shares, of which 5,572,246 are directly owned by BCP IV, 2,038,500 are directly owned by BFF IV, 283,842 are directly owned by BFF IV-A and 62,039 shares are directly owned by BFF IV-B. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Harvey, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,258,803
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 545735102                                          Page 12 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert C. Kagle
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        111,671  shares,  all of  which  are  directly  owned by
                        several trusts, and Kagle, as trustee of the trusts, may
                        be deemed to have sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,956,627  shares, of which 5,572,246 are directly owned
  OWNED BY              by BCP  IV,  2,038,500  are  directly  owned  by BFF IV,
    EACH                283,842 are directly owned by BFF IV-A and 62,039 shares
  REPORTING             are directly  owned by BFF IV-B.  BCMC IV is the general
   PERSON               partner of BCP IV,  BFF IV,  BFF IV-A and BFF IV-B,  and
    WITH                Kagle, a member of BCMC IV, may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        111,671  shares,  all of  which  are  directly  owned by
                        several trusts, and Kagle, as trustee of the trusts, may
                        be deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,956,627 shares, of which 5,572,246 are directly owned by BCP IV, 2,038,500 are directly owned by BFF IV, 283,842 are directly owned by BFF IV-A and 62,039 shares are directly owned by BFF IV-B. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Kagle, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,068,298
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 545735102                                          Page 13 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Andrew S. Rachleff
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        779,176  shares,  all of which are  directly  owned by a
                        trust,  and  Rachleff,  as trustee of the trust,  may be
                        deemed to have sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,956,627  shares, of which 5,572,246 are directly owned
  OWNED BY              by BCP  IV,  2,038,500  are  directly  owned  by BFF IV,
    EACH                283,842 are directly owned by BFF IV-A and 62,039 shares
  REPORTING             are directly  owned by BFF IV-B.  BCMC IV is the general
   PERSON               partner of BCP IV,  BFF IV,  BFF IV-A and BFF IV-B,  and
    WITH                Rachleff,  a member  of BCMC IV,  may be  deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        779,176  shares,  all of which are  directly  owned by a
                        trust,  and  Rachleff,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,956,627 shares, of which 5,572,246 are directly owned by BCP IV, 2,038,500 are directly owned by BFF IV, 283,842 are directly owned by BFF IV-A and 62,039 shares are directly owned by BFF IV-B. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Rachleff, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,735,803
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 545735102                                          Page 14 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven M. Spurlock
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        11,167  shares,  all of which  are  directly  owned by a
                        trust,  and  Spurlock,  as trustee of the trust,  may be
                        deemed to have sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,956,627  shares, of which 5,572,246 are directly owned
  OWNED BY              by BCP  IV,  2,038,500  are  directly  owned  by BFF IV,
    EACH                283,842 are directly owned by BFF IV-A and 62,039 shares
  REPORTING             are directly  owned by BFF IV-B.  BCMC IV is the general
   PERSON               partner of BCP IV,  BFF IV,  BFF IV-A and BFF IV-B,  and
    WITH                Spurlock,  a member  of BCMC IV,  may be  deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        11,167  shares,  all of which  are  directly  owned by a
                        trust,  and  Spurlock,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        7,956,627 shares, of which 5,572,246 are directly owned by BCP IV, 2,038,500 are directly owned by BFF IV, 283,842 are directly owned by BFF IV-A and 62,039 shares are directly owned by BFF IV-B. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Spurlock, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,967,794
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 545735102                                          Page 15 of 18 Pages
--------------------------------------------------------------------------------

      This statement amends the Statement on 13G filed by Benchmark Capital Partners IV, L.P., Benchmark Founders' Fund IV, L.P., Benchmark Founders' Fund IV-A, L.P., Benchmark Founders' Fund IV-B, L.P., Benchmark Capital Management Co. IV, L.L.C., Alexandre Balkanski, David M. Beirne, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C Kagle, Andrew S. Rachleff and Steven
M. Spurlock. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 1(A). NAME OF ISSUER

      Opsware, Inc.

ITEM 4. OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            See Row 9 of cover page for each Reporting Person.

      (b)   Percent of Class:

            See Row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

CUSIP No. 545735102                                          Page 16 of 18 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2003

                                    BENCHMARK CAPITAL PARTNERS IV, L.P., a
                                    Delaware Limited Partnership

                                    BENCHMARK FOUNDERS' FUND IV, L.P., a
                                    Delaware Limited Partnership

                                    BENCHMARK FOUNDERS' FUND IV-A, L.P., a
                                    Delaware Limited Partnership

                                    BENCHMARK FOUNDERS' FUND IV-B, L.P., a
                                    Delaware Limited Partnership

                                    BENCHMARK CAPITAL MANAGEMENT CO. IV,
                                    L.L.C., a Delaware Limited Liability Company

                                    By: /s/ Steven M. Spurlock
                                        ----------------------------------------
                                        Steven M. Spurlock
                                        Managing Member

                                    ALEXANDRE BALKANSKI
                                    DAVID M. BEIRNE
                                    BRUCE W. DUNLEVIE
                                    J. WILLIAM GURLEY
                                    KEVIN R. HARVEY
                                    ROBERT C. KAGLE
                                    ANDREW S. RACHLEFF
                                    STEVEN M. SPURLOCK

                                    By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Attorney-in-Fact*

*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No. 545735102                                          Page 17 of 18 Pages
--------------------------------------------------------------------------------

EXHIBIT INDEX

                                                           Found on Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------

Exhibit A:  Agreement of Joint Filing                               18

CUSIP No. 545735102                                          Page 18 of 18 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

      The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Opsware, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.